Exhibit (k)(4)

AMENDMENT

TO

THE MASTER AGREEMENT SS&C DIGITAL SOLUTION SERVICES

Between

SS&C GIDS, INC.

and

CRESCENT PRIVATE CREDIT INCOME CORP.

THIS AMENDMENT (“Amendment”) is entered into on September 20, 2023 (the “Effective Date”) and amends the MASTER AGREEMENT SS&C DIGITAL SOLUTIONS SERVICES effective as of June 1, 2023 by and between SS&C GIDS, INC. (“SS&C”) and CRESCENT PRIVATE CREDIT INCOME CORP. (“Customer”), (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, Customer and SS&C agree to amend the Agreement as follows:

1.	Schedule No. 7

Schedule No. 7 Internet Dealer Commissions, attached hereto, is hereby incorporated into the Agreement.

2.

Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and this Amendment, this Amendment shall control.

3.

Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile or electronic (e.g., PDF) copies of this Amendment, duly executed.

4.

Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Parties as of the Effective Date.

5.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

6.

Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

CRESCENT PRIVATE CREDIT INCOME CORP.

By:	/s/ Kirill Bouek
Name:	Kirill Bouek
Title:	Chief Financial Officer

SS&C GIDS, INC.

By:	/s/ Nick Wright
Name:	Nick Wright
Title:	Authorized Signatory

SCHEDULE NO. 7

SERVICE EXHIBIT

for

INTERNET DEALER COMMISSIONS

1.

Internet Dealer Commissions. This Service Exhibit for Internet Dealer Commissions is entered into by and between Crescent Private Credit Income Corp. (“Customer”) and SS&C GIDS, Inc. (“SS&C”) and this Service Exhibit is an exhibit to the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C. SS&C will use the Internet Dealer Commissions to make commission data available to Broker/Dealers authorized by Customer. Each Broker/Dealer authorized by Customer will have the ability to retrieve commission data relating to the investment companies managed by Customer from the SS&C Web Site. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder

2.	Definitions. For purposes of this Exhibit, the following additional definition shall apply (in addition to all other defined terms in the Agreement):

•	“Commission Data” shall mean front-end load, advanced, and 12b-1 dealer compensation information relating to the investment companies managed by Customer.

•

“Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the SS&C controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible by hypertext link through the World Wide Web, which Customer may access to view information about Recipients and approve/deny access requests by Recipients.

•

“FAN Mail®” shall mean the SS&C-designed, developed and instituted system known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables SS&C to make data from SS&C’s TA2000® mutual fund recordkeeping systems and data provided to SS&C, in the format specified by SS&C, from other mutual fund recordkeeping systems or recordkeeping systems maintained by third parties for other Funds, available through the Internet to authorized Recipients.

•

“FAN Mail Services” shall mean the services provided by SS&C utilizing FAN Mail, the Distribution Support Services Web Site, the Internet, and other systems provided by SS&C and telecommunications carriers, as described in the Service Exhibits which are attached to this Agreement from time to time.

•

“Recipient(s)” shall mean the Persons described herein to whom data is made available utilizing FAN Mail Services, including specified authorized agents of record owners of Fund Units, including registered financial advisers, financial planners and other financial intermediaries.

3.	SS&C Responsibilities. In connection with services utilizing the Internet Dealer Commissions, SS&C shall:

a.

Receive Commission Data as files (“Files”) from Customer as instructed by Customer, address the Files to Broker/Dealers who have been designated by Customer to receive the Files and who have completed the enrollment process for the Internet Dealer Commissions as described below and make the Files available to such Broker/Dealers. All files will be made available only through the Internet via the SS&C Web Site. SS&C shall provide each Broker/Dealer utilizing the Internet with a Broker/Dealer ID (the “Broker/Dealer ID”) and a password (the “Password”) and shall permit access to the Commission Data associated with a given Broker/Dealer ID and Password whenever the appropriate Broker/Dealer ID and Password is received at the SS&C Web Site. Each Broker/Dealer is responsible for accessing and retrieving such Broker/Dealer’s Files.

b.

Perform the following administrative functions necessary to establish the link between the Files and the Broker/Dealer’s Internet directory: facilitate enrollment for Broker/Dealers requesting Customer’s Commission Data; maintain a data base which contains the Broker/Dealer’s name, address, electronic mailing address, and forty five (45) day history of Commission Data made available through the SS&C Web Site; provide billing to Customer; reasonably assist Customer and Broker/Dealers to establish Internet links; monitor transmissions; and provide ongoing technical support for the Internet Dealer Commissions services.

c.

Establish Internet links between Customer and the SS&C Web Site; provide telephone support to Customer and Broker/Dealers respecting use of the Internet Dealer Commissions; use reasonable efforts to resolve problems; and establish and maintain the SS&C Web Site so it is available for contact by Broker/Dealers.

d.	Perform all other SS&C obligations as set forth in the Agreement.

4.

Customer and Broker/Dealer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:

a.	Customer. Customer must:

i.	Comply with all Broker/Dealer Enrollment and Authorization Procedures attached as a part of this Exhibit;

ii.

Transmit Files daily from Financial Product recordkeeping systems maintained by third parties to SS&C in formats specified from time to time by SS&C. Instruct SS&C to make transmitted Commission Data files available to Broker/Dealers who have been designated by Customer to receive the Files; and

iii.	Perform all other Customer obligations as set forth in the Agreement.

b.	Broker/Dealer. As a condition of a Broker/Dealer’s access to Files, Customer acknowledges that each Broker/Dealer must:

i.	Obtain and pay for connectivity to the Internet or delivery protocol;

ii.	Have the proper equipment and software to enable the Broker/Dealer to access and download the Files therein and obtain all related maintenance, including support in the event of download problems; and

iii.	Comply with all Broker/Dealer Enrollment and Authorization Procedures attached as part of this Exhibit.

Customer agrees that SS&C shall not be required to provide Files to any Broker/Dealer who fails to comply with the foregoing.

5.

Fees for Internet Dealer Commissions. As consideration for the performance by SS&C of the Internet Dealer Commissions services described above, Customer shall pay SS&C a charge of $[Redacted.] per month for each affiliate of Customer with a separate management code in the SS&C system. This charge is a flat rate, regardless of the number of Broker/Dealers receiving Commission Data or the number of Files made available.

All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

BROKER/DEALER ENROLLMENT AND AUTHORIZATION PROCEDURES

for

INTERNET DEALER COMMISSIONS

The following Enrollment and Authorization Procedures, which may be modified by SS&C from time to time, are also part of the Security Procedures applicable to the Internet Dealer Commissions.

1.	Enrollment.

Each Broker/Dealer is required to complete an online enrollment found at http://www.dstidc.com and electronically submit to SS&C the information called for in the enrollment process. In order to complete the enrollment process, the Broker/Dealer must verify Broker/Dealer’s agreement to SS&C’s Terms and Conditions for access to Internet Dealer Commissions Services by clicking an “I Agree” button. SS&C will not be required to verify that the person who clicks agreement to the Terms and Conditions is legally authorized to do so and SS&C shall be entitled to rely conclusively upon such agreement keystroke or signature without further duty to inquire. The Broker/Dealer must also provide all information requested concerning the Broker/Dealer’s practice and which financial products the Broker/Dealer wishes to access. A Broker/Dealer ID and Password are established immediately upon completion of the enrollment process.

2.	Customer Authorization.

Upon SS&C’s receipt of enrollment instructions from the Broker/Dealer, SS&C will make available an authorization request to Customer (point of contact) through the Distribution Support Services Web Site.

Customer’s point of contact is solely responsible for authorizing or denying each Broker/Dealer request for access to the product by reviewing, signing and returning the Authorization Request Form to SS&C. When authorizing requests, security criteria must be verified by Customer. 100% of the Broker/Dealer’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying and approving the security of each new Broker/Dealer authorization request. SS&C shall not be required to verify that the person who signs the Authorization Request Form on behalf of Customer is legally authorized to do so and SS&C shall be entitled to rely conclusively upon such signature without further duty to inquire. No Commission Data will be made available until the request is authorized by Customer.